[DESCRIPTION]                      EXHIBIT


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                                             EXHIBIT 11.1
                                         CAROLCO PICTURES INC.
                                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                  Three Months Ended         Six Months Ended
                                                                       March 31,                  June 30,
                                                                1993            1994         1993           1994
                                                                --------------------         -------------------


Weighted average shares outstanding                          30,623,569     140,015,109      30,623,569     140,015,109
Less Treasury shares                                         (2,027,381)     (2,327,381)     (1,281,910)     (2,327,381)
                                                            ------------     -----------     -----------    ------------

Total                                                        28,596,188     137,687,728      29,341,659     137,687,728
                                                            ============    ============     ===========    ============

Loss from continuing operations                            ($13,158,000)   ($21,191,000)   ($19,466,000)   ($23,222,000)
Preferred Dividends                                                   0      (1,061,000)              0      (2,106,000)
                                                            ------------    ------------   -------------    ------------

Loss from continuing operations
    attributable to common shares                          ($13,158,000)   ($22,252,000)   ($19,466,000)   ($25,328,000)
                                                           =============   =============   =============   =============

Loss from continuing operations
    per common share                                             $(0.46)         ($0.16)         ($0.66)         ($0.18)
                                                           =============   =============   =============   =============

Equity in loss from discontinued operations of
    affiliatd company                                         ($299,000)             $0       ($772,000)             $0       0
                                                           =============   =============   =============   =============

Loss from discontinued operations per common share               ($0.01)          $0.00          ($0.03)          $0.00
                                                           =============   =============   =============   =============

Net loss                                                   ($13,457,000)   ($21,191,000)   ($20,238,000)   ($23,222,000)
Preferred Dividends                                                   0      (1,161,000)              0      (2,106,000)
                                                           -------------   -------------   -------------   -------------
Net loss attributable to common shares                     ($13,457,000)   ($22,252,000)   ($20,238,000)   ($25,328,000)
                                                           =============    ============   =============   =============

Net loss per common share                                        ($0.47)         ($0.16)         ($0.69)         ($0.18)
                                                            =============    ============  =============   =============

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